Exhibit 10.11

FTS International, Inc.

Description of 2016 Short-Term Incentive Plans

In December 2015, the board of directors approved a 2016 short-term incentive plan, or STIP, to motivate employees to drive outstanding company performance, provide flexibility given the uncertain business environment and improve employee retention. The named executive officers are eligible to participate.

The STIP provides for quarterly cash incentives contingent on achievement of quarterly metrics consisting of:

•                  Financial targets for Adjusted EBITDA;

•                  Safety performance as measured by our total recordable incident rate, or TRIR; and

•                  Department key performance indicators, or KPIs, and individual performance.

Each named executive officer has an annual bonus target award calculated as a percentage of his base salary, depending on his position, as set forth in the following table:

Name	Target Award as a Percentage of Base Salary

Michael J. Doss Chief Executive Officer	100%

Buddy Petersen Chief Operating Officer	80%

Perry A. Harris Senior Vice President, Commercial	60%

The payout under the STIP was based 65% on the financial target, 10% on the safety target and 25% on KPI and individual performance. The Compensation Committee set the financial and KPI targets for the first quarter of 2016. The incentives were contingent upon the minimum financial targets being achieved. The Company did not achieve the minimum financial target in the first quarter of 2016. As a result, no payouts were made for the first quarter of 2016. After the first quarter of 2016, the Compensation Committee did not set financial and KPI targets and no one was eligible to receive an award under the STIP.